Exhibit (a)(5)(iii)

PIEDMONT COMMUNITY BANK HOLDINGS

COMPLETES $75 MILLION INVESTMENT IN CRESCENT FINANCIAL

FOR IMMEDIATE RELEASE

RALEIGH, N.C. and CARY, N.C., November 18, 2011 — Piedmont Community Bank Holdings, Inc. (“Piedmont”) and Crescent Financial Bancshares, Inc. (NASDAQ: CRFN) (“Crescent”), the parent company of Crescent State Bank (the “Bank”), announced today the closing of the previously announced investment in Crescent by Piedmont of $75 million. As a result of the investment, Piedmont owns approximately 66% of Crescent’s common stock.

“Closing this transaction is a major milestone in our strategic development,” said Scott Custer, Piedmont’s Chief Executive Officer. “Crescent provides a strong platform in the Triangle market upon which to expand our geographic footprint and our simple, direct approach to community banking.”

At closing, Mr. J. Adam Abram was named Chairman of the Board of Crescent and Mr. Custer was named Chief Executive Officer of Crescent. In addition, Mr. Abram, Mr. David Brody, Mr. Custer, Mr. Alan Colner, Mr. Thierry Ho, Mr. Steven J. Lerner, Mr. A. Wellford Tabor and Mr. Nicolas Zerbib joined the Board of Directors of Crescent. Mr. Brent D. Barringer, Mr. James A. Lucas, Jr., Mr. Charles A. Paul, III and Mr. Jon S. Rufty remain on the Board of Directors of Crescent and will join the newly appointed members of the Crescent Board of Directors on the Board of Directors of Piedmont.

Bryan Cave LLP served as legal counsel to Piedmont and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor with regard to certain regulatory matters. Raymond James & Associates, Inc. served as financial advisor and Gaeta & Eveson, PA, served as legal counsel to Crescent.

About Piedmont Community Bank Holdings, Inc.:

Piedmont Community Bank Holdings, Inc. is a bank holding company based in Raleigh, N.C. Piedmont was formed in 2009 by local businessmen Adam Abram and Scott Custer to build a strong community banking franchise across the Carolinas and Virginia, a region in which Abram and Custer have a combined 50 years of experience in the financial services sector. Abram serves as Chairman of Piedmont’s Board of Directors, Steven Lerner serves as Vice Chair and Custer serves as Piedmont’s President and Chief Executive Officer.

Investors in Piedmont include investment funds managed by Stone Point Capital LLC, Lightyear Capital LLC, the State of Wisconsin Investment Board, Harvard Management Company, Keeneland Capital LLC, and numerous North Carolina-based companies and individuals. Piedmont also controls VantageSouth Bank, a community bank based in Burlington, N.C., and Community Bank of Rowan in Salisbury, N.C.

About Crescent Financial Bancshares, Inc.:

Crescent Financial Bancshares, Inc. is a Delaware-chartered bank holding company based in Cary, N.C. and the parent company of Crescent State Bank. Crescent had unaudited total assets of $916.0 million, total deposits of $686.2 million, and gross loans of $616.0 million as of September 30, 2011. The bank operates 15 full-service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Knightdale, Sanford, Southern Pines, Pinehurst, Raleigh (3) and Wilmington (2), N.C. For more information, visit www.crescentstatebank.com.

Cautionary Statement

The Investment discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended (the “Act”), and will be subject to the resale restrictions under the Act. Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the acquisition of a majority of Crescent’s voting power by Piedmont, including interests of Piedmont differing from other stockholders or any change in management, strategic direction, business plan, or operations, Crescent’s new management’s ability to successfully integrate into Crescent’s business and execute its business plan, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, and Crescent’s dependence on key personnel and management. Additional factors that could cause actual results to differ materially are discussed in Crescent’s filings with the SEC, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Crescent does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:

Piedmont Community Bank Holdings, Inc.

Scott Custer, (919) 659-9002

Chief Executive Officer

scott.custer@piedmontbanks.com

Lee Roberts, (919) 659-9004

Managing Director

lee.roberts@piedmontbanks.com

Crescent Financial Bancshares, Inc.

Bruce Elder, (919) 466-1005

Principal Financial Officer

bwelder@crescentstatebank.com

SOURCE: Piedmont Community Bank Holdings, Inc. and Crescent Financial Bancshares, Inc.